Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Third-Quarter 2019 Results

Third-Quarter Financial Highlights

•	Third-quarter net sales of $1,130 million; year-over-year growth of 3.5%

•	Net income of $136 million and net income per diluted share of $2.50

•	Non-GAAP diluted EPS increased 19.1% year-over-year to $3.43

•	Adjusted EBITDA increased 11.7% year-over-year to $257 million; and adjusted EBITDA margin expanded 160 bps year-over-year to 22.7%

Lincolnshire, Ill., Oct. 29, 2019 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the third quarter ended September 28, 2019.

"In the third quarter our team executed well, drove broad-based productivity improvements, and delivered record earnings per share, which exceeded our guidance range. Sales growth in North America and EMEA was partially offset by a softer spending environment in China,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “Our team continues to win business with a broad range of leading enterprises as evidenced by our recently announced multi-year agreement with the United States Postal Service. Our value proposition and industry-leading portfolio of solutions are resonating with customers, providing confidence in a solid finish to the year. We continue to invest in our Enterprise Asset Intelligence vision, broadening our capabilities as a solutions provider in vibrant markets."

$ in millions, except per share amounts	3Q19	3Q18	Change
Select reported measures:
Net sales	$1,130	$1,092	3.5%
Gross profit	535	505	5.9%
Net income	136	127	7.1%
Net income per diluted share	$2.50	$2.34	6.8%

Select Non-GAAP measures:
Organic net sales growth			3.0%
Adjusted gross profit	539	507	6.3%
Adjusted gross margin	47.7%	46.4%	130 bps
Adjusted EBITDA	257	230	11.7%
Adjusted EBITDA margin	22.7%	21.1%	160 bps
Non-GAAP net income	$187	$156	19.9%
Non-GAAP earnings per diluted share	$3.43	$2.88	19.1%

Reported (GAAP) results
Net sales were $1,130 million in the third quarter of 2019 compared to $1,092 million in the third quarter of 2018. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $757 million in the third quarter of 2019 compared with $739 million in the third quarter of 2018. Asset Intelligence & Tracking ("AIT") segment net sales were $373 million in the third quarter of 2019 compared to $353 million in the prior year period. Third-quarter 2019 gross profit was $535 million compared to $505 million in the comparable prior year period. Net income for the third quarter of 2019 was $136 million, or $2.50 per diluted share, compared to net income of $127 million, or $2.34 per diluted share, for the third quarter of 2018.

Adjusted (Non-GAAP) results
Consolidated net sales were $1,130 million in the third quarter of 2019 compared to $1,092 million in the prior year period, an increase of 3.5%. Consolidated organic net sales growth for the third quarter was 3.0% reflecting solid growth in North America and EMEA. Third-quarter year-over-year organic net sales growth was 2.7% in the EVM segment and 3.5% in the AIT segment.

Consolidated adjusted gross margin was 47.7% in the third quarter of 2019, compared to 46.4% in the prior year period. This increase was primarily due to higher productivity and cost efficiency across the business, as well as favorable business mix, partially offset by a modest impact from tariffs (customs duties). Adjusted operating expenses increased in the third quarter of 2019 to $300 million from $297 million in the prior year period primarily due to the inclusion of expenses from recently acquired businesses and investments in organic growth, partially offset by lower incentive compensation expense.

Adjusted EBITDA for the third quarter of 2019 increased to $257 million, or 22.7% of adjusted net sales, compared to $230 million, or 21.1% of adjusted net sales, for the third quarter of 2018 primarily due to higher gross margin and lower operating expenses as a percentage of net sales.

Non-GAAP net income for the third quarter of 2019 increased to $187 million, or $3.43 per diluted share, compared to $156 million, or $2.88 per diluted share, for the prior year period.

Balance Sheet and Cash Flow
As of September 28, 2019, the company had cash and cash equivalents of $33 million and total debt of $1,528 million.

Free cash flow was $376 million for the first nine months of 2019. The company generated $420 million of operating cash flow and incurred capital expenditures of $44 million.

For the first nine months of 2019, the company made payments of long-term debt of $661 million and received proceeds from the issuance of long-term debt of $593 million, resulting in $68 million net debt repayments. The company made cash interest payments of $49 million for the first nine months of 2019 as compared to $73 million in the prior year period. Additionally, the company made $20 million of share repurchases through the end of the third quarter under the $1 billion authorization announced on July 30, 2019.

Outlook
The company expects fourth-quarter 2019 net sales to increase approximately 4% to 6% from the fourth quarter of 2018. This expectation includes an approximately 1 percentage point additive impact from recently acquired businesses, and an approximately 1 percentage point negative impact from foreign currency translation.

Adjusted EBITDA margin is expected to be approximately 22% to 23% for the fourth quarter of 2019, which includes an estimated $5-10 million net incremental cost of sales attributable to Section 301 List 4 tariffs. Non-GAAP earnings per diluted share are expected to be in the range of $3.55 to $3.75. This assumes an adjusted effective tax rate of approximately 16% to 17%.

For the full-year 2019, the company expects to generate free cash flow of at least $625 million.

The company has begun diversifying the sourcing of most of its U.S. volumes out of China. This work, together with other actions the company has taken, is expected to substantially mitigate the recently enacted Section 301 List 4 tariffs by mid-2020. These actions are expected to result in up to $30 million of one-time pre-tax charges through mid-2020, plus an estimated $10-15 million of capital expenditures. The net impact to cost of sales from the recently enacted List 4 tariffs is expected to peak at $15-25 million in the first quarter of 2020 as we realize a full quarter of impact, which should moderate through mid-2020 as the company completes this initiative.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results for the third quarter of 2019. The conference call will be held today, Tuesday, Oct. 29, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) empowers the front line of business in retail/ecommerce, manufacturing, transportation and logistics, healthcare and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, we deliver industry-tailored, end-to-end solutions that intelligently connect people, assets and data to help our customers make business-critical decisions. Our market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. Ranked on Forbes’ list of America’s Best Employers for the last four years, Zebra helps our customers capture their edge. For more information, visit www.zebra.com or sign up for our news alerts. Participate in our Your Edge blog and follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “EBITDA,” “Adjusted EBITDA,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “free cash flow,” “organic net sales growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors    Media
Michael Steele, CFA, IRC    Therese Van Ryne
Vice President, Investor Relations    Director, Global Public Relations
Phone: + 1 847 793 6707     Phone: + 1 847 370 2317
msteele@zebra.com     therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 28, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33	$44
Accounts receivable, net of allowances for doubtful accounts of $2 million and $3 million as of September 28, 2019 and December 31, 2018, respectively	588	520
Inventories, net	468	520
Income tax receivable	76	24
Prepaid expenses and other current assets	66	54
Total Current assets	1,231	1,162
Property, plant and equipment, net	249	249
Right-of-use lease asset	117	—
Goodwill	2,618	2,495
Other intangibles, net	290	232
Long-term deferred income taxes	83	114
Other long-term assets	120	87
Total Assets	$4,708	$4,339
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$205	$157
Accounts payable	502	552
Accrued liabilities	314	322
Deferred revenue	230	210
Income taxes payable	55	60
Total Current liabilities	1,306	1,301
Long-term debt	1,314	1,434
Long-term lease liabilities	105	—
Long-term deferred income taxes	1	8
Long-term deferred revenue	202	172
Other long-term liabilities	86	89
Total Liabilities	3,014	3,004
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	324	294
Treasury stock at cost, 18,104,739 and 18,280,673 shares as of September 28, 2019 and December 31, 2018, respectively	(663)	(613)
Retained earnings	2,063	1,688
Accumulated other comprehensive loss	(31)	(35)
Total Stockholders’ Equity	1,694	1,335
Total Liabilities and Stockholders’ Equity	$4,708	$4,339

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales:
Tangible products	$981	$959	$2,868	$2,687
Services and software	149	133	425	394
Total Net sales	1,130	1,092	3,293	3,081
Cost of sales:
Tangible products	497	495	1,456	1,368
Services and software	98	92	281	271
Total Cost of sales	595	587	1,737	1,639
Gross profit	535	505	1,556	1,442
Operating expenses:
Selling and marketing	124	120	373	361
Research and development	110	113	329	323
General and administrative	78	75	244	239
Amortization of intangible assets	26	25	84	71
Acquisition and integration costs	12	6	20	8
Exit and restructuring costs	—	4	2	9
Total Operating expenses	350	343	1,052	1,011
Operating income	185	162	504	431
Other expenses:
Foreign exchange gain (loss)	2	(1)	(2)	(5)
Interest expense, net	(28)	(18)	(85)	(52)
Other, net	—	—	2	2
Total Other expenses, net	(26)	(19)	(85)	(55)
Income before income tax	159	143	419	376
Income tax expense	23	16	44	70
Net income	$136	$127	$375	$306
Basic earnings per share	$2.52	$2.37	$6.95	$5.72
Diluted earnings per share	$2.50	$2.34	$6.87	$5.64

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Cash flows from operating activities:
Net income	$375	$306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	139	131
Amortization of debt issuance costs and discounts	6	12
Share-based compensation	36	34
Deferred income taxes	—	17
Unrealized loss (gain) on forward interest rate swaps	28	(24)
Other, net	(4)	3
Changes in operating assets and liabilities:
Accounts receivable, net	(73)	(93)
Inventories, net	65	(16)
Other assets	(20)	(10)
Accounts payable	(51)	69
Accrued liabilities	(62)	(5)
Deferred revenue	43	28
Income taxes	(58)	2
Other operating activities	(4)	6
Net cash provided by operating activities	420	460
Cash flows from investing activities:
Purchases of property, plant and equipment	(44)	(48)
Acquisition of businesses, net of cash acquired	(255)	(72)
Proceeds from sale of long-term investments	10	2
Purchases of long-term investments	(21)	(2)
Net cash used in investing activities	(310)	(120)
Cash flows from financing activities:
Payment of debt issuance costs and discounts	(5)	(2)
Payments of long-term debt	(661)	(1,307)
Proceeds from issuance of long-term debt	593	961
Payments of debt extinguishment costs	(1)	(1)
Payments for repurchases of common stock	(20)	—
Payments of taxes related to net settlements of equity awards, net of proceeds from exercise of stock options and stock purchase plan purchases	(36)	(2)
Other financing activities	10	—
Net cash used in financing activities	(120)	(351)
Effect of exchange rate changes on cash	(1)	(6)
Net decrease in cash and cash equivalents	(11)	(17)
Cash and cash equivalents at beginning of period	44	62
Cash and cash equivalents at end of period	$33	$45
Supplemental disclosures of cash flow information:
Income taxes paid	$102	$46
Interest paid	$49	$73

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH
(Unaudited)

	Three Months Ended
	September 28, 2019
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	5.7%	2.4%	3.5%
Adjustments:
Impact of foreign currency translation(1)	0.8%	1.3%	1.2%
Impact of acquisitions (2)	(3.0)%	(1.0)%	(1.7)%
Organic Net sales growth	3.5%	2.7%	3.0%

	Nine Months Ended
	September 28, 2019
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	4.2%	8.3%	6.9%
Adjustments:
Impact of foreign currency translation(1)	0.9%	1.1%	1.1%
Impact of acquisitions (2)	(2.6)%	(1.8)%	(2.1)%
Organic Net sales growth	2.5%	7.6%	5.9%

(1)
Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, rather than the exchange rates in effect during the current period. In addition, we exclude the impact of the company’s foreign currency hedging program in the prior year periods.

(2)
For purposes of computing Organic Net sales, amounts directly attributable to the Xplore acquisition (included in our consolidated results beginning August 14, 2018), the Temptime acquisition (included in our consolidated results beginning February 21, 2019), and the Profitect acquisition (included in our consolidated results beginning May 31, 2019) are excluded for twelve months following the respective acquisition dates.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	September 28, 2019			September 29, 2018
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$373	$757	$1,130	$353	$739	$1,092
Reported Gross profit (1)	187	351	535	172	334	505
Gross Margin	50.1%	46.4%	47.3%	48.7%	45.2%	46.2%

Non-GAAP
Adjusted Net sales	$373	$757	$1,130	$353	$739	$1,092
Adjusted Gross profit (2)	187	352	539	173	334	507
Adjusted Gross Margin	50.1%	46.5%	47.7%	49.0%	45.2%	46.4%

	Nine Months Ended
	September 28, 2019			September 29, 2018
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$1,100	$2,193	$3,293	$1,056	$2,025	$3,081
Reported Gross profit (1)	553	1,009	1,556	528	915	1,442
Gross Margin	50.3%	46.0%	47.3%	50.0%	45.2%	46.8%

Non-GAAP
Adjusted Net sales	$1,100	$2,193	$3,293	$1,056	$2,025	$3,081
Adjusted Gross profit (2)	554	1,011	1,565	529	917	1,446
Adjusted Gross Margin	50.4%	46.1%	47.5%	50.1%	45.3%	46.9%

(1)	Consolidated results include corporate eliminations related to business acquisitions that are not reported in segment results.

(2)	Adjusted Gross profit excludes purchase accounting adjustments and share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$136	$127	$375	$306
Adjustments to Cost of sales(1)
Purchase accounting adjustments	3	1	6	1
Share-based compensation	1	1	3	3
Total adjustments to Cost of sales	4	2	9	4
Adjustments to Operating expenses(1)
Amortization of intangible assets	26	25	84	71
Acquisition and integration costs	12	6	20	8
Legal settlement	—	—	—	13
Share-based compensation	11	11	40	37
Exit and restructuring costs	—	4	2	9
Product sourcing diversification initiative	1	—	1	—
Total adjustments to Operating expenses	50	46	147	138
Adjustments to Other expenses, net(1)
Debt extinguishment costs	3	—	3	—
Amortization of debt issuance costs and discounts	4	3	6	13
Investment gain	—	—	(3)	(1)
Foreign exchange loss (gain)	(2)	1	2	5
Forward interest rate swaps loss (gain)	4	(6)	27	(24)
Total adjustments to Other expenses, net	9	(2)	35	(7)
Income tax effect of adjustments(2)
Reported income tax expense	23	16	44	70
Adjusted income tax	(35)	(33)	(98)	(82)
Total adjustments to income tax	(12)	(17)	(54)	(12)
Total adjustments	51	29	137	123
Non-GAAP Net income	$187	$156	$512	$429

GAAP earnings per share
Basic	$2.52	$2.37	$6.95	$5.72
Diluted	$2.50	$2.34	$6.87	$5.64
Non-GAAP earnings per share
Basic	$3.47	$2.92	$9.49	$8.02
Diluted	$3.43	$2.88	$9.38	$7.92

Basic weighted average shares outstanding	54,085,500	53,740,174	53,999,044	53,516,859
Diluted weighted average and equivalent shares outstanding	54,637,823	54,424,880	54,610,091	54,237,553

(1)	Presented on a pre-tax basis.

(2)
Represents adjustments to the GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions) and to exclude the impacts of certain discrete income tax items.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$136	$127	$375	$306
Add back:
Depreciation	18	20	55	60
Amortization of intangible assets	26	25	84	71
Total Other expenses, net	26	19	85	55
Income tax expense	23	16	44	70
EBITDA (Non-GAAP)	229	207	643	562

Adjustments to Cost of sales
Purchase accounting adjustments	3	1	6	1
Share-based compensation	1	1	3	3
Total adjustments to Cost of sales	4	2	9	4
Adjustments to Operating expenses
Acquisition and integration costs	12	6	20	8
Legal Settlement	—	—	—	13
Share-based compensation	11	11	40	37
Exit and restructuring costs	—	4	2	9
Product sourcing diversification initiative	1	—	1	—
Total adjustments to Operating expenses	24	21	63	67
Total adjustments to EBITDA	28	23	72	71
Adjusted EBITDA (Non-GAAP)	$257	$230	$715	$633

Adjusted EBITDA % of Adjusted Net Sales	22.7%	21.1%	21.7%	20.5%

FREE CASH FLOW

	Nine Months Ended
	September 28, 2019	September 29, 2018
Net cash provided by operating activities	$420	$460
Less: Purchases of property, plant and equipment	(44)	(48)
Free cash flow (Non-GAAP)(1)	$376	$412

(1)
Free cash flow is defined as Net cash provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.